[LOGO]    Investor Relations Contact:
                                       HAWK     Hawk Associates, Inc.
                                    ASSOCIATES, Frank Hawkins and Julie Marshall
                                       INC.     Phone: (305) 451-1888
[LOGO] UTG                                      E-mail: info@hawkassociates.com
UNIVERSAL TRAVEL GROUP                          http://www.hawkassociates.com

10940 Wilshire Blvd.  Suite 1600                           ---------------------
Los Angeles, CA 90024                                      News Release:
Contact: Jacalyn Guo                                       FOR IMMEDIATE RELEASE
e-mail: : Jacalyn@chutg.com                                ---------------------
Phone: (310) 443-4151
www.chutg.com

               Universal Travel Signs Agreement to Acquire Foshan
                 Overseas International Travel Service Co. Ltd.
              Expands packaged tours and corporate travel services

LOS ANGELES and SHENZHEN, China - September 21, 2007 -- Universal Travel Group (OTC Bulletin Board: UTVG), which operates through its wholly owned subsidiary, Shenzhen Yu Zhi Lu Aviation Service Company Ltd. (YZL), a leading travel and cargo transportation agency in Southern China, announced today that it has entered into an agreement on September 20, 2007 to acquire Foshan Overseas International Travel Service Co., Ltd., a travel company that handles both domestic and international tourism business, as well as packages airfare, hotel and conference reservations with ground transportation in China.

The price for the acquisition will be $6.5 million, of which $3.15 million will be paid in cash. The remaining $3,346,500 will be satisfied by the issuance of 1,122,986 shares of Universal Travel stock.

Established in 1990, Foshan Overseas International Travel Service Co. Ltd. has 11 operating divisions and handles domestic and international travel inquiries as well as corporate travel, offering specialized packages that include national and international air ticket booking, hotel reservations, conference center reservations and rental cars. Last year the company served more than 120,000 people with packaged tours and conferences. Foshan reported unaudited sales revenues of $11.9 million in FY 2006 with a net income of $930,000.

Foshan is recognized as a local market leader, with the second largest business volume in its territory. For three consecutive years, the company has been recognized as one of the 100 outstanding enterprises by the China Toursim Bureau and in 2004 was voted one of the most credible enterprises in the country.

Universal Travel Group's Chairwoman and CEO Jiangping Jiang said, "After acquiring Xi'an Golden Net and Shanghai Lanbao the first half of this year, our company has fully entered the packaged tours segment of China's tourism industry. Based on revenue and growth projections for this segment, we believe that nearly 60% of UTVG's revenues in 2008 will come from packaged tour sales. Through the acquisition of Foshan Overseas International, we will increase our market share in the Pearl River Delta region. Furthermore, we will be able to grow and integrate packaged tours into our current business segments, driving further growth of our air ticketing and hotel reservation business. Our future acquisitions will continue to focus on our four business segments, air ticketing, hotel reservations, packaged tours and air cargo transportation, ultimately increasing our competitive advantage and ensuring earnings growth."


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About Foshan Overseas International Travel Service Co. Ltd.

Foshan Overseas is one of the most popular agencies for business and conference meetings in the region of Foshan City and has been internationally recognized as a high-sales volume agency by foreign tourism ministries. Since inception in 1990, the company has handled the planning and organization of Foshan City government's national and international conventions. Its long operating history has allowed the company to negotiate lower prices with vendors and has assisted in maintaining the company's profitability. The company's many awards include outstanding sales awards by the Tourism Ministry of Australia, Thailand and Malaysia. For domestic travel, the company also received awards from the Tourist Ministry in Huangshan City and Yunan Province. It was also awarded with "Best Cooperation Partner" by Guangzhou White Swan Hotel, "Best Tour Organizing Agency" by Hong Kong Disneyland, Shenzhen Happy Valley and Pearl Harbor New Yuanming Park. The company integrates local tourism resources and plans to expand into all aspects of the tourism industry near its headquarters in Foshan City. The company plans to increase its operating offices and construct a larger business network while maintaining and growing its customer base. The company plans to begin acquiring development rights for tourist hot spots with high potential in growth and development, where the company can build and develop a set of luxury tourist destinations.

About Universal Travel Group

Universal Travel Group, a leading air travel and air cargo transportation agency in Southern China, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout China. The company's core services include booking services for air tickets and hotels as well as air cargo transportation and tour packaging for customers. Universal Travel recently completed the acquisitions of Shenzhen Speedy Dragon Enterprise Ltd., a nationwide cargo logistics company, Xi'an Golden Net Travel Serve Service Co., Ltd. which provides air tickets, train tickets and packaged tours, and Shanghai Lanbao Travel Service Co., Ltd., which owns and manages the award winning China Booking Association website http://www.cba-hotel.com/. Universal Travel's goal is to become China's leading travel services provider in the aviation, cargo, hotel booking and tour packaging segments. For more information, visit www.chutg.com.


A profile for Universal Travel Group investors can be accessed at http://www.hawkassociates.com/utvgprofile.aspx. For investor relations information regarding Universal Travel Group, contact Jacalyn Guo at (310) 443-4151, e-mail Jacalyn@chutg.com, or contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future releases, subscribe at http://www.hawkassociates.com/email.aspx.

Forward-looking Statement

The statements in these news releases contain forward-looking information within the meaning of the Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties. In each case actual results may differ materially from such forward-looking statements. Any statements regarding targets for future results are forward-looking and actual results may differ materially. These are the company's targets, not predictions of actual performance.


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